Exhibit 32.1

I, Roni Appel, Chief Executive Officer and Chief Financial Officer of Advaxis, Inc., certify that (i) the Annual Report on Form 10-KSB for the year ended October 31, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Advaxis, Inc. as of the dates and for the periods set forth therein.

/s/ Roni Appel Roni Appel Chief Executive Officer and Chief Financial Officer January 25, 2006